EXHIBIT 5


                            CUTLER LAW GROUP
[Logo Omitted]              Attorneys at Law
                            www.cutlerlaw.com            M. Richard Cutler, Esq.
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                               September 23, 2008

Competitive Technologies, Inc.
777 Commerce Drive
Suite 100
Fairfield, CT 06825

Ladies and Gentlemen:

     You have requested our opinion as counsel for Competitive Technologies, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 1,605,467 shares of Company common stock issued or issuable to Fusion Capital LLC.


     We have examined the Company's Registration Statement on Form S-1 in the form filed with the Securities and Exchange Commission on or about August 4, 2008 as amended by Amendment No. 1 filed on September 5, 2008, Amendment No. 2 filed on September 18, 2008 and Amendment No. 3 filed on September 24, 2008 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed. We express our opinion under the laws of the United States of America and the State of Delaware.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.


     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              \s\ Cutler Law Group
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                              Cutler Law Group